Synergen Law Group

A Professional Law Corporation

September 21, 2010

Mr. David Guest, President
Berry Only, Inc.
722B Kingston Rd
Toronto, Ontario M4E 1R7
Canada

Via E-Mail Only

Re: Supplemental Legal Opinion Pursuant to SEC Form S-1
Registration Statement – Berry Only, Inc.

Dear Mr. Guest:

In our previous opinion letter dated August 16, 2010, we had declared that our opinion was limited to the General Corporation Law of the State of Nevada. Please note, that this includes all statues, including the rules and regulations underlying those provisions, applicable judicial and regulatory determinations, and provisions of the Nevada Constitution that affect the interpretation of the General Corporation Law of the State of Nevada.

We hereby consent to filing of this supplemental opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading "Interests of Named Experts and Counsel" in the prospectus which forms a part of the Registration Statement.

Regards,
SYNERGEN LAW GROUP

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com

819 Anchorage Place, Suite 28
Chula Vista, CA 91914

Tel. 619.475.7882
Fax. 619.512.5184